SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant [  ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]   Preliminary Proxy Statement
[ ]   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2))
[ ]   Definitive Proxy Statement
[X]   Definitive Additional Materials
[ ]   Soliciting Material Under Rule 14a-12

                               THE MONY GROUP INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                               AXA FINANCIAL, INC.
--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if Other than the Registrant)


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[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1)  Title of each class of securities to which transaction applies:
    (2)  Aggregate number of securities to which transaction applies:
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
    (4)  Proposed maximum aggregate value of transaction:
    (5)  Total fee paid:

[ ] Check box if any part of the fee is offset as provided by Exchange Act
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    paid previously. Identify the previous filing by registration statement
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                           [AXA Financial Letterhead]



April 27, 2004

Dear MONY Shareholder,

As you are deciding how to vote your shares on May 18th, I thought it would be helpful to give you AXA Financial's perspective on its proposed merger with The MONY Group Inc. We have been working hard with MONY since September 2003 to secure all of the approvals required to successfully and promptly close the transaction. We continue to believe that our proposal of $31 in cash per share (plus MONY's approximately $0.33 to $0.35 per share cash dividend) is full, fair and in the best interest of MONY shareholders.

Nevertheless, a small but vocal group of dissident shareholders, including "hedge fund" managers such as Highfields Capital Management, are doing you a terrible disservice in our view by opposing this transaction and encouraging you to do the same. In fact, as discussed below, we believe that Highfields is playing a "double" game, potentially at your expense. We also believe you are disserved by Institutional Shareholder Service's ("ISS") February 10, 2004 recommendation against this transaction. Indeed, in the 60 plus days that have passed since ISS's recommendation, a number of new developments have occurred that further illustrate why we believe you should vote for the AXA Financial merger, including the following developments:

1. RESEARCH ANALYSTS CONTINUE TO SUPPORT THE TRANSACTION

Well-respected equity research analysts continue to state that there could be an erosion of shareholder value if the transaction is not completed. For example, on April 7, 2004 Joan Zief of Goldman Sachs issued an "under perform" or "sell" rating on MONY, noting the risk to MONY shareholders if there is no transaction. Another highly respected analyst, Vanessa Wilson of Deutsche Bank, said as recently as March 22, 2004 that AXA Financial's proposal is a "fair price for the MONY Group franchise" and is "in line with recent transactions" in the life insurance industry, including SAFECO's $1.4 billion sale of its life insurance business for 78% of book value (announced March 15, 2004). Moreover, she notes that MONY'S STOCK PRICE COULD FALL SIGNIFICANTLY if there is no transaction with AXA Financial.

2. WHILE HIGHFIELDS IS TELLING YOU TO VOTE "NO" AND ACCEPT UNCERTAINTY AND DOWNSIDE RISK, THEY FAILED TO DISCLOSE THAT THEY ENTERED INTO TRADES THAT WOULD PROFIT IF THE AXA FINANCIAL-MONY MERGER IS NOT COMPLETED

Despite its vigorous public opposition to the AXA Financial-MONY transaction, Highfields failed to disclose important information regarding its economic motivations in opposing the transaction until it was forced to do so in recent court proceedings. During these recent proceedings, it was revealed that Highfields had a $25-$30 million short position (as of February 17, 2004) in the convertible bonds ("ORANs") that AXA issued to finance the MONY transaction. Because of the terms of the ORANs, this means that Highfields would profit from this short position at the expense of MONY stockholders in the event the AXA Financial-MONY merger is not completed.

Put differently, we believe other MONY shareholders would lose money if there were a "No" vote. But we also believe that Highfields would make money on its ORAN short if the AXA Financial-MONY transaction is not completed and would lose money on its ORAN short if it were completed. We believe it is possible that other dissidents may have similar positions in the ORANs, providing them with an economic incentive to vote against the MONY transaction for reasons that have nothing to do with the best interests of other MONY shareholders. We believe that this may explain why at least some of the dissidents continue to try to thwart the AXA Financial-MONY transaction, while at the same time conceding that MONY's stock price will likely decline if the transaction is not approved.

3. MONY'S ALREADY-LOW RATINGS ARE LIKELY TO DROP FURTHER IF THERE IS NO AXA FINANCIAL-MONY DEAL, AND ADDITIONAL CAPITAL IS NOT A SOLUTION

Since ISS issued its recommendation on February 10, 2004, rating agencies have continued to suggest that a "No" vote could result in a downgrade of MONY. Standard & Poor's has already downgraded MONY and said on February 19, 2004 that MONY's ratings "are likely to be lowered by an additional one or two notches" if there is no transaction with AXA Financial. On February 23, 2004 Moody's said that if there is no transaction, there is "the possibility that MONY's ratings need to be adjusted downward."

A TWO-NOTCH DOWNGRADE BY S&P WOULD MEAN THAT MONY WOULD HAVE A JUNK-BOND DEBT RATING. Moreover, a one- or two-notch downgrade in MONY's insurance company ratings could have very drastic implications for its ability to retain customers and producers.

The dissident shareholders continue to argue that MONY's ratings can be maintained with more capital. However, the published commentary from the rating agencies does not suggest that MONY's lower ratings result from a lack of capital. In fact, S&P writes of MONY's already "very strong" risk-adjusted capitalization and liquidity. Moody's cites MONY's need to achieve a "higher level of consistent profitability" and "increased economies of scale and market presence."

4.   NO OTHER BIDDERS HAVE EMERGED FOR MONY DESPITE AN AMPLE  OPPORTUNITY  TO DO
     SO

Despite criticism by ISS and others that MONY failed to follow "an auction process" - criticism rejected by the Delaware Court of Chancery - other bidders have had 7 months to come forward with a better offer. None has. This is telling because the financial services M&A market is too efficient and competitive to allow below-market bids to stand.

The dissidents and ISS argue that the standard break-up fee and no-shop provisions in MONY's agreement with us, MONY's inability to provide confidential due diligence materials to other parties prior to their making an offer, and the change in control provisions in MONY's senior management employment agreements have impeded any competing offers. Experience teaches otherwise. AIG acquired American General after breaking up American General's merger agreement with Prudential Plc, despite a $600 million break-up fee, non-solicit provisions and change in control provisions for American General management. Furthermore, topping bids (such as AIG's bid for American General) are often initially made based only upon publicly available information. Moreover, the Delaware Court of Chancery has already ruled that the break-up fee in the merger agreement is well within the range of reasonableness.

5. THE DISSENTERS HAVE MADE NO PROGRESS IN PROVIDING CONCRETE ALTERNATIVES TO OUR TRANSACTION

The dissidents have yet to offer any plans for a realistic alternative to the AXA Financial-MONY transaction. Seven months is plenty of time to put together and communicate a concrete action plan but nothing has been done in this respect.

While the dissidents speak of new management as the solution to MONY's challenges, it would require a tremendous leap of faith to believe that any management team could transform a standalone MONY given problems so fundamentally rooted in lack of scale, deteriorating credit profile and poor standalone earnings prospects. An even greater leap of faith is the belief that such a standalone transformation could occur over any reasonable investment horizon. RECALL THAT DESPITE A 26% INCREASE IN THE S&P 500 IN 2003, MONY ONLY PRODUCED $5.4 MILLION OF AFTER-TAX GAAP EARNINGS IN 2003 (EXCLUDING NET CAPITAL GAINS) -- AN ROE OF CLOSE TO 0%.

I agree with the dissidents that the future of MONY is in your hands. However, I strongly believe that any vote other than a "Yes" vote on May 18th is a vote that will needlessly put your investment in MONY at risk. AXA Financial urges you to vote your shares in favor of the transaction.

Sincerely,

Christopher M. Condron

Consent to use the above quotations has neither been sought from, or given by, the authors.

ABOUT AXA FINANCIAL

AXA Financial, Inc., with approximately $508.3 billion in assets under management as of December 31, 2003, is one of the world's premier financial services organizations through its strong brands: The Equitable Life Assurance Society of the U.S., AXA Advisors, LLC, Alliance Capital Management, L.P.,
Sanford C. Bernstein & Co., and its wholesale distribution company, AXA Distributors, LLC. AXA Financial is a member of the global AXA Group, a worldwide leader in financial protection and wealth management.


IMPORTANT LEGAL INFORMATION:

The MONY Group Inc. has filed a revised definitive proxy statement and MONY and AXA Financial intend to file other documents regarding the proposed acquisition of MONY by AXA Financial with the Securities and Exchange Commission (the "SEC"). Before making any voting or investment decision, investors and security holders of MONY are urged to read the revised proxy statement regarding the acquisition, carefully in its entirety, because it contains important information about the proposed transaction. A revised definitive proxy statement has been sent to the stockholders of MONY seeking their approval of the transaction. Investors and security holders may obtain free copies of the revised definitive proxy statement, and other documents filed with, or furnished to, the SEC by AXA Financial and MONY at the SEC's website at www.sec.gov. The revised definitive proxy statement and other documents may also be obtained for free from MONY and AXA Financial by writing to Shareholder Services, MONY, 1740 Broadway, New York, NY 10019; Attn. John MacLane (jmaclane@mony.com), or to AXA Financial, 1290 Avenue of the Americas, New York, NY 10104, Attn. Robert Walsh (Robert.Walsh@axa-financial.com).

FORWARD LOOKING STATEMENTS

Certain statements contained herein are forward-looking statements including, but not limited to, statements that are predictions of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties, including the risk that the proposed acquisition may not be consummated. AXA Financial claims the protection afforded by the safe harbor for forward-looking statements as set forth in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to many risks and uncertainties. The following factors, among others, could cause actual results to differ materially from those described herein or from past results: the failure of the MONY stockholders to approve the transaction; the risk that the AXA Financial and MONY businesses will not be integrated successfully; the costs related to the transaction; inability to obtain, or meet conditions imposed for, required governmental and regulatory approvals and consents; other economic, business, legal, competitive and/or regulatory factors affecting AXA Financial's and MONY's businesses generally; and the risk of future catastrophic events including possible future terrorist related incidents.

Please refer to AXA Financial's Annual Report on Form 10-K for the year end December 31, 2003 for a description of certain important factors, risks and uncertainties that may affect AXA Financial's business.

AXA Financial does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise.

AXA Financial and MONY file reports and other information with the SEC. You may read and copy any reports and other information filed by the companies at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549.